Exhibit 2.01

                              ASSET SALE AGREEMENT

         This ASSET SALE AGREEMENT is made and entered into April 3, 1998 (the "Closing Date"), by and between Digital Link Corporation, a California corporation ("Buyer") and Semaphore Communications Corporation, a Delaware corporation ("Seller"). Seller's Federal identification number is 06-1313436 and Buyer's federal tax identification number is 77-0067742.

                           PURCHASE AND SALE OF ASSETS

         1.1 Purchased Assets. Upon the terms and subject to the conditions contained herein, Seller hereby sells, conveys, transfers, assigns and delivers to Buyer all its right title and interest in the Purchased Assets. The "Purchased Assets" are all of the assets listed below:

                  (a) All of Seller's rights in the "Seller Intellectual Property" as defined in Schedule 1.1A.

                  (b) All of Seller's rights in the word "Semaphore". Even though Seller is assigning all its rights in the name "Semaphore", Seller shall have three (3) months after the Closing Date Seller to change its corporate name to a name which does not use the word "Semaphore" or any confusingly similar name. After such three month period Seller shall not retain any rights to the name "Semaphore".

                  (c) The Seller's inventory of finished products, work in process and spare parts as evidenced by the inventory listing attached as Schedule 1.1C (the "Inventory"). The Inventory includes a finished goods inventory of not less than 581 IOENI adapter boards, 36 SMDS adaptor units and 1150 Roadrunner chips.

                  (d) The equipment and other assets (excluding furniture, fixtures and leasehold improvements) as evidenced by the list attached as Schedule 1.1D (the "Fixed Assets").

                  (e) All Seller's rights in the Assumed Contracts (as defined in Section 1.3).

                  (f)      [Intentionally deleted]

                  (g) Marketing and sales material, including brochures, displays, models, demonstration equipment, training materials, advertising material, product documentation, support materials, books, records, files and papers related to the portion of the Business represented by the Purchased Assets including drawings, engineering information, computer programs (including source code), software programs, manuals and data, sales and advertising materials, sales and purchases correspondence, trade association files, research and development records, lists of present and former customers and suppliers, and copies and recordings of the foregoing (the "Books and Records");

                  (h) The goodwill of the Seller in connection with the Purchased Assets.

                  (i) The trade receivables of Seller attached as Schedule 1.1I ("Receivables").

                  (j) The benefit of any pre-paid assets on Seller's balance sheet as of the Closing Date (to the extent same pertain to the Purchased Assets or Assumed Contracts) attached as Schedule 1.1J.

                  (k) To the extent assignable, all rights and interests under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by suppliers or others in connection with the Purchased Assets or the Assumed Liabilities and Obligations.

For purposes of this Agreement, "Business" means the business carried on by the Seller which primarily involves development, marketing, distribution, sale and servicing of the Software and those products in which the Software is incorporated and "Related to the Business" means used primarily in, arising primarily from, or relating primarily to the Business.

         1.2 Excluded Assets. Anything in Section 1.1 to the contrary notwithstanding, there shall be excluded from the assets, properties, rights and business to be transferred to the Buyer hereunder cash, securities and other cash equivalents and any assets that are not Purchased Assets (collectively, the "Excluded Assets").

         1.3 Assumed Liabilities and Obligations. Effective the Closing Date, Buyer assumes and agrees to discharge in a due and timely manner the following liabilities and obligations (the "Assumed Liabilities and Obligations"). For purposes of this Agreement, "Liabilities" and "Obligations" means all costs, expenses, charges, debts, liabilities, claims, demands and obligations, whether primary or secondary, direct or indirect, fixed, contingent, absolute or otherwise, under or in respect of any contract, agreement, arrangement, lease, commitment, undertaking, law or tax.

                  (a) Seller's obligations under the Assumed Contracts. "Assumed Contracts" are those contracts and agreements listed on
         Schedule 1.3A.

                  (b) Buyer will assume Seller's warranty obligations stated in the Termination Agreement between MCM Japan Ltd. and Seller dated 24 March 1998 ("MCM Settlement Agreement"). At the Closing Seller shall pay Buyer $182,000 in consideration of Buyer's on-going customer supports efforts and Buyer assuming this obligation and the other Assumed Contracts.

                  (c) Buyer will assume Seller's responsibility to deliver (1) the remaining 36 SMDS units to British Telecom that are included in Data Innovation Limited's (Zergo) Purchase Order W548 and (2) the 581 units of product as stated in the MCM Settlement Agreement. Buyer shall be entitled to amounts paid by the customer respecting the delivery of "(1)" above but Seller shall be entitled to the amounts paid by the customer respecting the units of "(2)" above.

                  (d)  Buyer  shall  assume  Seller's   obligations   under  the
         outstanding  purchase  orders  issued  to  Seller's  vendors  listed on
         Schedule 1.3D.

Seller transfers and assigns to Buyer the Assumed Contracts and all of Seller's rights therein, and Buyer assumes and agrees to perform and discharge in a due and timely manner the obligations of Seller pursuant to the Assumed Contracts. To the extent that the assignment of any of the Assumed Contracts are not permitted without the consent or approval of another party to such contract, this Agreement shall not be deemed to be an assignment of same until such consent or approval is given. After the Closing Date and until all such rights are transferred to the Buyer, the Seller shall:

                  (1) maintain its existence and hold the rights in trust for the Buyer;

                  (2) comply with the terms and provisions of the rights as agent for the Buyer at the Buyer's cost and for the Buyer's benefit;

                  (3) cooperate with the Buyer in any reasonable and lawful arrangements designed to provide the benefits of such rights to the Buyer; and

                  (4) enforce, at the request of the Buyer and at the expense and for the account of the Buyer, any rights of the Seller arising from such rights against any third person, including the right to elect to terminate any such rights in accordance with the terms of such rights upon the written direction of the Buyer.

In order that the full value of the rights may be realized for the benefit of the Buyer, the Seller shall, at the request and expense and under the direction of the Buyer, in the name of the Seller or otherwise as the Buyer may specify, take all such action and do or cause to be done all such things as are, reasonable and necessary or proper in order that the obligations of the Seller under such rights may be performed in such manner that the value of such rights is preserved and enures to the benefit of the Buyer, and that any moneys due and payable and to become due and payable to the Buyer in and under the rights are received by the Buyer. The Seller shall promptly pay to the Buyer all moneys collected by or paid to the Seller in respect of every such right. The Buyer shall indemnify and hold the Seller harmless from and against any cost, expense, claim or liability under or in respect of such rights arising because of any action of the Seller taken pursuant to this Section.

         1.4 Excluded Liabilities and Obligations. Except as expressly set forth in Section 1.3 above, Buyer does not assume and shall not be liable for any debt, Obligation, responsibility or Liability of Seller (the "Excluded Liabilities and Obligations"). In particular, and for the avoidance of doubt but without limiting the foregoing, Buyer shall have no right or responsibility with respect to the following:

                  (a)      Cancellation of DEC Purchase Order #18096.

                  (b) Any agreements or arrangements between Seller and Intel concerning Roadrunner technology.

                  (c) Except as provided in Section 1.3(b) and (c), the MCM Settlement Agreement.

                  (d) Any agreements or arrangements between Seller and Dovatron International.

                  (e) Any agreements or arrangements between Seller and Forsythe Technologies.

                              FINANCIAL ARRANGEMENT

         2.1 Purchase Price. At the Closing on the Closing Date, Buyer shall issue to Seller 291,182 shares of Buyer's common stock which is the number of shares calculated by dividing $3,200,000 divided by the volume-weighted average price per share (as reported by Bloomberg Financial Services) at which Buyer's common stock traded on the five (5) business days immediately preceding the Closing Date. The said shares are referred to herein as the "Purchase Price". Buyer has granted certain registration rights in the Shares pursuant to a Registration Rights Agreement dated the date of this Agreement. Except as otherwise provided in Article 4 the Purchased Assets are being transferred and sold "as is" "where is". In particular, and subject to Section 2.10, there shall not be an adjustment in the Purchase Price (either an increase or decrease) if any assets cannot be located or are in poor condition, or if any assets have a fair market value which is more or less than book value, or if the Receivables are collected in amounts greater or less than the value less reserves reflected on Seller's books.

         2.2 Assumed Contracts. (1) As provided above, Buyer is purchasing the Receivables and the right to receive all amounts due from customers under the Assumed Contracts. However, and subject to Section 2.2(2), Seller shall be entitled to retain all amounts received prior to the Closing Date from customers pursuant to the Assumed Contracts even if the amount received pertained to services to be performed after the Closing Date.

         (2) Buyer shall assume Seller's obligations under the outstanding purchase orders from Seller's customers listed on Schedule 2.2. Buyer shall be entitled to all amounts received from customers in respect of such purchase orders.

         2.3 SMDS Product. The parties agree that British Telecom unconditionally accepted the Seller's SMDS product which satisfies one of the conditions communicated by the Buyer to the Seller with respect to the execution of this Agreement.

         2.4 Digital Storage Scope. Seller shall promptly exercise the option to purchase for $1.00 the TEK/TDS754A Digital Storage Scope ("DSS") leased for a term of twelve months from AT&T Capital Services Corporation ("AT&T") pursuant to an Alternative Purchase Plan agreement dated March 4, 1997. When Seller acquires title to the DSS title shall transfer to Buyer without any additional consideration. Seller will secure the release of the UCC-1 filing by AT&T respecting the DSS.

         2.5 Purchase Price Allocation. The Purchase Price shall be allocated among the Purchased Assets as set forth on Schedule 2.5.

         2.6 Tax. (a) Buyer is purchasing the Software for the purpose of reproducing and reselling copies of the Software by Buyer and not for use or consumption. Seller shall deliver to Buyer possession of the Seller Intellectual Property, including documentation and other tangible manifestations thereof, at Seller's office in Santa Clara, California.

         (b) Buyer shall be responsible for paying sales tax applicable to this Agreement.

         (c) Buyer shall be responsible for all property and use taxes imposed or assessed upon the Purchased Assets with assessment dates subsequent to the Closing Date.

         2.7 Real Estate. (a) Seller is conducting business in approximately 10,000 square feet of a facility ("Facility") located at 4000 Burton Drive, Santa Clara, California pursuant to a lease ("Lease") dated January 3, 1996 between Seller and Koll/Intereal Bay Area, a California general partnership. Subject to any required landlord consent and compliance by Buyer with the Lease, Seller gives Buyer permission to keep the Purchased Assets and Transferred Employees in the Facility during a transition period until not later than December 31, 1998. Buyer shall be financially responsible for amounts payable to the landlord based the same financial and other terms and conditions as currently applicable to Seller. Buyer shall be financially responsible for its operating expenses such as office supplies and telephone calls (including lease payments to Leasepartners for the Toshiba Strata DK280 and Octel 200SX equipment but there shall not be a charge to Buyer for use of Seller's telephone sets).

         (b) As an alternative to 2.7(a) Buyer may elect, by notice to Seller given on or before April 15, 1998 to have the following arrangement apply in lieu of Section 2.7(a). Subject to any required landlord consent, Seller will give Buyer permission to keep the Purchased Assets and Transferred Employees in the Facility during a transition period until June 30, 1998. During this period Seller will continue to be financially responsible for the lease payments and charges due to the landlord of the Facility. Buyer shall be financially responsible for its operating expenses such as office supplies and telephone calls (including lease payments to Leasepartners for the Toshiba Strata DK280 and Octel 200SX equipment but there shall not be a charge to Buyer for use of Seller's telephone sets). After June 30, 1998 Buyer may not keep the Purchased Assets and Transferred Employees in the Facility.

         2.8 ITL. Seller shall be financially responsible for work done by Infosys Technologies Ltd. through April 3, 1998 and Buyer shall be financially responsible for work done thereafter.

         2.9 Shares and Proceeds. For not less than one year following the Closing Seller shall retain the Shares, and any proceeds from the sale of the Shares should Seller sell any of the Shares, and, in particular, shall not distribute the Shares (including any proceeds from the sale of any Shares) to its stockholders unless, in any case, Xerox Corporation ("Xerox") (Seller's majority stockholder) shall first fund the Seller with cash or a promissory note of Xerox in an amount, or having a face value in an amount, of not less than the value of the Shares or proceeds distributed or otherwise not retained.

         2.10 Contingent Reduction in Purchase Price. Reference is made to that certain License Agreement dated and effective as of December 1, 1994 between Seller and Xerox Corporation ("Xerox") (the "SCC License"). If by May 1, 1998 Xerox has not agreed to do either "(a)" or "(b)" below Seller will pay Buyer $250,000 and such amount shall be an adjustment in the Purchase Price. This paragraph shall not apply if:

         (a) Xerox agrees to amend the non-competition Section 5.1 of the SCC License to make the clause apply for five years following the Closing so that the first clause of Section 5.1 shall then read "During the period through April 3, 2003, Xerox . . . ", or

         (b) Xerox agrees to amend the SCC License to Buyer's reasonable satisfaction to the effect that Xerox will have no grant back rights under the SCC License.

                                   THE CLOSING

         3.1 Closing. The closing ("Closing") of the transactions contemplated by the Agreement is taking place contemporaneous with the execution of this Agreement. The execution of this Agreement shall operate as an effective conveyance, assignment and transfer of the Purchased Assets as contemplated herein effective as of the Closing Date. However, in order to effectuate more fully and completely the assignment, transfer and conveyance of the Purchased Assets pursuant to the terms and conditions hereof, Seller shall contemporaneously with the execution hereof or upon reasonable request after execution hereof, deliver to Buyer such bills of sale, assignments and instruments of conveyance as requested by Buyer, acting reasonably, to permit the assignment, transfer and conveyance from Seller to Buyer and the acquisition by Buyer from Seller of all right, title and interest in, to and under the Purchased Assets, the whole with effect as of the Closing.

         3.2 Deliveries by the Parties. At the Closing the parties shall deliver the following in addition to this Agreement and the schedules hereto:

                  (1)      Buyer shall deliver to Seller the Shares.

                  (2) Seller shall deliver to Buyer a cheque in the amount specified in Section 1.3(b).

                  (3)  Buyer  and  Seller  shall   deliver  to  each  other  the
Registration Right Agreement.

                  (4) Seller shall deliver to Buyer physical possession of the Purchased Assets which shall be at Seller's office in Santa Clara, California. To the extent physical assets are located other than at Seller's office they shall be deemed delivered to Buyer on the Closing Date "where is". Buyer shall have the right, at its cost, to relocate any Purchased Assets to a site of its choice.

                  (5) Buyer shall deliver to Seller a re-sale certificate for the Software and Inventory.

Also at the Closing Buyer and Xerox delivered to each other an Assignment Agreement dated April 3, 1998 and Xerox delivered to Buyer a Waiver agreement.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as of the Closing Date as follows:

         4.1 Validity. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement, and this Agreement constitutes the legal, valid and binding agreement of Seller, enforceable in accordance with its terms. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Seller and its shareholders. The execution and delivery of this Agreement do not, and the undertaking of the transactions and obligations contemplated to be undertaken by Seller hereunder will not, subject to (a) Section 1.3 respecting assignment of Assumed Contracts, (b) the approval and consent of Seller's stockholders (which approval and consent has been obtained) and (c) landlord consents (i) violate any provision of the Certificate of Incorporation or By Laws of Seller or any statute, judgment, order, decree, injunction, regulation or ruling of any court or governmental authority applicable to Seller; (ii) result in or constitute a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of any Assumed Contract; (iii) constitute an event which, pursuant to the terms of any Assumed Contract, causes any right or interest of the Seller to come to an end or be affected in any way that is materially adverse to the portion of the Business represented by the Purchased Assets; (iv) result in the creation or imposition of any lien on any Purchased Asset that is material to the portion of the Business represented by the Purchased Assets; (v) constitute the violation of any applicable law applicable to or affecting the Seller which is Related to the portion of the Business represented by the Purchased Assets and would have a material adverse effect on the portion of the Business represented by the Purchased Assets. Subject to (a) Section 1.3 respecting assignment of Assumed Contracts, (b) the approval and consent of Seller's stockholders (which approval and consent has been obtained) and (c) landlord consents, (x) none of the actions on the part of Seller contemplated by this Agreement or (y) the conduct of the portion of the Business represented by the Purchased Assets by Buyer after the Closing as that portion of the Business is currently carried on by the Seller, are subject to the approval or consent of any person or entity not a party to this Agreement and no authorization, consent or approval of, or filing with, any public body or authority is necessary for the consummation by Seller of the transactions contemplated by this Agreement.

         4.2 Warranty. Seller warrants to Buyer that Buyer will acquire good and marketable title in the Purchased Assets free of any security interest or other lien or encumbrance. However, there exists a dispute with Intel concerning title to the Roadrunner chips and Seller makes no warranty as to title to the Roadrunner chips included in the Inventory. Seller transfers to Buyer whatever rights of ownership it has in the Roadrunner chips including any title Seller may acquire to such chips in the future. Should Seller or Buyer be required to purchase the Roadrunner chips from Intel Seller shall be responsible for any payments to Intel.

         4.3 Investment. Seller is acquiring the Shares for investment for its own account and not with a view to the public resale or distribution of same. Seller has no present intention of selling, granting any participation in, or otherwise distributing the Shares. Seller has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Shares to be acquired by it under this Agreement. Seller further has had an opportunity to ask questions and receive answers from the Buyer regarding the terms and conditions of the offering of the Shares and to obtain additional information (to the extent the Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Seller or to which such Seller had access. Seller understands that the acquisition of the Shares involves substantial risk and, by reason of Seller's business and financial experience, is capable of evaluating the merits and risks of the acquisition of the Shares, has the ability to protect its own interests in this transaction and financially capable of bearing a total loss of the investment. Seller has a preexisting business relationship with Buyer and certain of its officers, directors or controlling persons of a nature and duration that enables Seller to be aware of the character, business acumen and financial circumstances of such persons. Seller is an "accredited investor" within the meaning of Regulation D promulgated under the 1933 Act. Seller understands that the Shares have not been registered under the Securities Act of 1933 and may not be transferred except pursuant to the Securities Act of 1933 or an exemption therefrom or pursuant to the Registration Rights Agreement. In this connection, Seller represents that it is familiar with Rule 144 promulgated under the Securities Act of 1933, as presently in effect, and understands the resale limitations imposed thereby and by such Act.

         Seller understands and agrees that the Shares shall bear a legend substantially as follows:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

         4.4      Seller Intellectual Property.

                  (a) The Seller Intellectual Property and Software is owned by the Seller free and clear of all liens.

                  (b) There is no current or threatened litigation relating to the Seller Intellectual Property or Software that would be material to the portion of the Business represented by the Purchased Assets.

                  (c) To Seller's knowledge, no person has challenged the validity of Seller's rights to any of the Seller Intellectual Property or Software. To Seller's knowledge, no person has infringed the Seller's rights to the Seller Intellectual Property or Software.

                  (d) Seller is not obligated to pay any compensation to any person in respect of the use of the Seller Intellectual Property and Software.

                  (e) Subject to Schedule 1.1A, Seller has the exclusive ownership of the Seller Intellectual Property and Software and the right to assign the Seller Intellectual Property and Software to Buyer.

                  (f) To Seller's knowledge, the Seller Intellectual Property and the Software do not infringe the intellectual property rights of a third party.

                  (g) Schedule 1.1A discloses all the third party rights in the Seller Intellectual Property and the Software.

         4.5 Disclaimer of Warranty. EXCEPT AS SET FORTH IN SECTIONS 4.2 AND 4.4 THE PURCHASED ASSETS ARE SOLD ON AN "AS IS" "WHERE IS" BASIS.

EXCEPT AS SET FORTH IN SECTIONS 4.2 AND 4.4 SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE PURCHASED ASSETS INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OR REPRESENTATION AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND BUYER HEREBY WAIVES RELIANCE UPON ANY EXPRESS OR IMPLIED COVENANTS, REPRESENTATIONS OR WARRANTIES INCLUDING FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.

                  4.6 Survival of Representations and Warranties. The representations and warranties of the Seller contained in Section 4.1 through
4.5 or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing Date for a period of one year from the Closing Date, and notwithstanding the Closing Date and any inspection or inquiries made by or on behalf of the Buyer, shall continue in full force and effect for the benefit of the Buyer, after which time the Seller shall be released from all obligations in respect of such representations and warranties except with respect to any claims asserted by the Buyer in writing (setting out in reasonable detail the nature of the claim and the approximate amount of such claim) before the expiration of such period, but there shall be no time limit on the representations and warranties of the Seller set out in Section 4.1 which relate to the incorporation of the Seller, the due authorization of this Agreement by the Seller or the enforceability of the Seller's obligations under this Agreement.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as of the Closing Date as follows:

         5.1 Validity. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement, and this Agreement constitutes the legal, valid and binding agreement of Buyer, enforceable in accordance with its terms. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Buyer. The execution and delivery of this Agreement do not, and the undertaking of the transactions and obligations contemplated to be undertaken by Buyer hereunder will not, (i) violate any provision of the Certificate of Incorporation or By Laws of Buyer or any statute, judgment, order, decree, injunction, regulation or ruling of any court or governmental authority applicable to Buyer. Except as provided in Section 1.3 respecting assignment of Assumed Contracts, none of the actions on the part of Buyer contemplated by this Agreement are subject to the approval or consent of any person or entity not a party to this Agreement and no authorization, consent or approval of, or filing with, any public body or authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

         5.2 Issuance of Shares. (a) Upon consummation of the Closing the Shares will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive or similar rights of security holders of Buyer.

 (b) Since January 1, 1996, Buyer has made all filings with the Securities and Exchange Commission that have been required to be made under the Securities Act of 1933 and the Securities Exchange Act of 1934 (collectively, the "Public Reports"). Each of the Public Reports complied with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in all material respects and none of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements included in the Public Reports were prepared from the books and records of Buyer in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition Buyer as of the indicated dates and the results of operations and cash flows of Buyer for the indicated periods.

         5.3 Survival of Representations and Warranties. The representations and warranties of the Buyer contained in Sections 5.1 and 5.2 or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing Date for a period of one year from the Closing Date, and notwithstanding the Closing Date, shall continue in full force and effect for the benefit of the Seller, after which time the Buyer shall be released from all obligations in respect of such representations and warranties except with respect to any claims asserted by the Seller in writing (setting out in reasonable detail the nature of the claim and the approximate amount thereof) before the expiration of such period, but there shall be no time limit on the representations and warranties of the Buyer set out in Section 4.1 which relate to the incorporation of the Buyer, the due authorization of this Agreement by the Buyer and the enforceability of the Buyer's obligations under this Agreement.

                     COVENANTS AND AGREEMENTS OF THE PARTIES

         6.1 Continued Assistance. Following the Closing, Seller shall refer to Buyer as promptly as practicable any telephone calls, letters, orders, notices, requests, inquiries and other communications relating to the Purchased Assets or Assumed Contracts. Seller shall cooperate in an orderly transfer of the Purchased Assets. From time to time, at Buyer's reasonable request and without further consideration, Seller shall execute, acknowledge and deliver such documents, instruments or assurances and take such other action as Buyer may reasonably request to more effectively assign, convey and transfer any of the Purchased Assets.

         6.2 Records and Documents. For six years following the Closing Date, Buyer grants to Seller and its representatives, at Seller's reasonable request, access to employees of Seller hired by Buyer and those records and documents (including the right to make copies thereof), possession of which is transferred to Buyer, as may be necessary in connection with Seller's obligations hereunder and the conduct after the Closing of the affairs of Seller.

         6.3 Bulk Sales Act. Buyer waives compliance by Seller with the provisions of Article 6 of the Uniform Commercial Code, or equivalent bulk transfer laws, of any applicable state. Seller shall indemnify and hold harmless Buyer from and against any and all expense, loss or liability which Buyer may suffer as a result of claims asserted by third parties against Buyer due to any noncompliance by Seller and Buyer with applicable bulk transfer laws.

         6.4 Roadrunner chips. Roadrunner chips will be used by Buyer only installed in products and may not be sold or used individually. As any agreements or arrangements between Seller and Intel concerning Roadrunner technology is an Excluded Liability compliance with this covenant is the only obligation Buyer has respecting same.

         6.5 Audit Assistance. Seller understands that Buyer's independent auditors desire to conclude an audit of the Business in April, 1998. Such audit shall be at Buyer's cost. Seller agrees to cooperate in the conduct of the audit as reasonably requested by Buyer.

         6.6 UCC Filings. Seller will promptly secure the release of the UCC-1 filing covering the Purchased Assets.

                   INDEMNIFICATION AND LIMITATION OF LIABILITY

         7.1 Seller Indemnification. Seller indemnifies Buyer and its directors, officers, employees, agents, representatives and affiliates from and against any Liability, loss or claim, and all costs thereof, incurred in respect of (1) any Excluded Assets and any Excluded Liabilities and Obligations, (2) the breach by Seller of any representations, warranties or covenants of this Agreement or any other agreement, certificate or instrument executed and delivered pursuant to this Agreement, (3) the indemnity of Section 6.3 and (4) any claim by either SNMP Research or Accelerated Technologies either (x) that Seller's products infringe their respective intellectual property rights or (y) that there is any royalty or other payment owed by Seller to them concerning intellectual property licensed from them by Seller.

         7.2 Buyer Indemnification. Buyer indemnifies Seller and its directors, officers, employees, agents, representatives and affiliates from and against any Liability, loss or claim, and all costs thereof, incurred in respect of (1) any Assumed Liabilities and Obligations or the ownership or use of the Purchased Assets, each occurring or accruing after the Closing Date and (2) the breach by Buyer of any representations, warranties or covenants of this Agreement or any other agreement, certificate or instrument executed and delivered pursuant to this Agreement and (3) the indemnity of the last sentence of the last paragraph of Section 1.3.

         7.3 Limitation of Liability. NO PARTY SHALL BE LIABLE FOR PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) ARISING UNDER OR RELATING TO THIS AGREEMENT EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NO PARTY'S AGGREGATE LIABILITY TO THE OTHER PARTY FOR DAMAGES ARISING UNDER OR RELATING TO THIS AGREEMENT UNDER ANY AND ALL CLAIMS OF ANY TYPE OR NATURE, BASED ON ANY THEORY OF LIABILITY (INCLUDING CONTRACT, TORT, NEGLIGENCE, WARRANTY OR STRICT LIABILITY), SHALL EXCEED A TOTAL OF $3,200,000. This paragraph shall not limit a party's obligation to indemnify the other party in respect of third party claims against the other party for which indemnity is available under Sections 7.1(1) or (3) or 7.2(1) or (3).

         7.4 A party's obligation to indemnify the other is subject to (1) the party seeking indemnity giving prompt (and in any event within thirty (30) days) notice of any claim to the other party following the indemnified party having knowledge of the matter in question (but the failure to give such notice in respect of a third party claim shall not affect the right of the indemnified party to indemnity hereunder unless and to the extent that such failure materially and adversely affected the defense of such claims by the indemnifying party) and (2) the indemnifying party having the right, at its sole cost and expense, to assume and control the defense of any such third party claim (in which case the indemnified party shall have the right, at no cost or expense to the indemnifying party, to participate in such defense). If the indemnifying party, having elected to assume such control, thereafter fails to defend the third party claim within a reasonable time, the indemnified party shall be entitled to assume such control and the indemnifying party shall be bound by the results obtained by the indemnified party with respect to such third party claim. If the indemnifying party makes a payment, by settlement of the third party claim, which precludes a final determination of the merits of the third party claim and the indemnified party and the indemnifying party are unable to agree whether such payment was unreasonable in the circumstances having regard to the amount and merits of the third party claim, then such dispute shall be referred to and finally settled by binding arbitration from which there shall be no appeal. If the indemnifying party fails to assume control of the defense of any third party claim, the indemnified party shall have the exclusive right to contest, settle or pay the amount claimed; provided, however, that any such actions shall not affect the indemnifying party's right to contest in good faith its indemnity obligation with respect to such claim or the reasonableness of any settlement thereof. Whether or not the indemnifying party assumes control of the negotiation, settlement or defense of any third party claim, the indemnifying party shall not settle any third party claim without the written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the indemnifying party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason within a reasonable time after the request therefor. Following indemnification the indemnifying party shall be subrogated to all rights of the indemnified party with respect to all third parties relating to the matter for which indemnification has been made. In the case of a claim that is not a third party claim (a "Direct Claim"), the indemnifying party shall have 60 days from receipt of notice of the claim within which to make such investigation of the claim as the indemnifying party considers necessary or desirable. For the purpose of such investigation, the indemnified party shall make available to the indemnifying party the information relied upon by the indemnified party to substantiate the claim, together with all such other information as the indemnifying party may reasonably request. If both parties agree at or before the expiration of such 60 day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the indemnifying party shall immediately pay to the indemnified party the full agreed upon amount of the claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

                         EMPLOYEES AND EMPLOYEE BENEFITS

         8.1 Offer of Employment. Buyer has offered or will offer employment to the employees of Seller listed on Schedule 8.1 (the "Transferred Employees") contingent on the happening of the Closing, at not less than the employee's current rate of salary. The Transferred Employees will be eligible to participate in the same employee benefit plans as are generally available to similarly situated employees of Buyer.

         8.2 Assistance. The Buyer shall not be obligated to any employee who refuses the Buyer's offer of employment. The Seller shall render all reasonable assistance to encourage each Employee to accept the Buyer's offer of employment.

         8.3 Severance. Seller shall be responsible for any severance, termination and all other similar benefits which may be due to Seller's employees. In addition, Seller is responsible for any amounts owing to Seller's employees that accrue prior to the Closing, including accrued vacation, whether or not that employee is a Transferred Employee.

         8.4 Information. Former Seller employees who become Transferred Employees are hereby released by Seller from any confidence obligations to Seller arising from their previous employee relationship with Seller which would prevent them from using confidential information respecting the business represented by the Purchased Assets for the benefit of Buyer.

                               GENERAL PROVISIONS

         9.1 Waiver. No amendment or waiver of any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party.

         9.2 Notices. All official notices, requests, demands and other communications hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, return receipt requested, by personal delivery, prepaid courier or fax with confirmation of receipt as follows:

                  (a)      If to Seller:
                           Semaphore Communications Corporation
                           800 Long Ridge Road
                           P.O. Box 1600
                           Stamford, Connecticut 06904
                           Attention: Chief Financial Officer

                           With a copy to:
                           Semaphore Communications Corporation
                           800 Long Ridge Road
                           P.O. Box 1600
                           Stamford, Connecticut 06904
                           Attention: General Counsel

                  (b)      If to Buyer:
                           Digital Link Corporation
                           217 Humboldt Court
                           Sunnyvale, California 94089-1300
                           Attention: Chief Financial Officer


Any party may change its address for receiving notice by written notice given to the others named above.

Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a business day and the communication is so delivered, faxed or sent before 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following business day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth business day following the mailing thereof; provided, however, that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

         9.3 Expenses. Each party to this Agreement shall pay its own costs and expenses in connection with the entering into of this Agreement including legal, accounting and investment advisor fees. Each party acknowledges and to and agrees with the other that it has not entered into an agreement that would result in a broker or finder fee pertaining to the Agreement being payable by the other party.

         9.4 Entire Transaction. This Agreement and the documents referred to herein contain the entire understanding among the parties with respect to the transactions contemplated hereby and supersedes all other agreements and understandings among the parties on the subject matter hereof. The obligations and rights of this agreement shall inure to the parties hereto and their respective successors and assigns.

         9.5 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         9.6 Publicity. Immediately after the Closing the parties shall issue a mutually agreed press release. The parties will not make any other public announcement of this transaction without the other party's written consent, except as may be required by applicable Federal securities or other law.

         9.7 Successors and Assigns. This Agreement shall enure to the benefit of, and be binding on, the parties and their respective successors and permitted assigns. Neither party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other party.

         9.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the parties; provided, however, that any party providing its signature in such manner shall promptly forward to the other party an original of the signed copy of this Agreement which was so faxed.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer all as of the Closing Date.

DIGITAL LINK CORPORATION                      SEMAPHORE COMMUNICATIONS
                                              CORPORATION


     /s/ Stanley E. Kazmierczak                    /s/ Timothy da Silva
By:   _________________________               By:  _________________________
      Chief Financial Officer                      President & CEO
Its: __________________________               Its: _________________________

The following schedules were omitted from this filing:

Schedule 1.3A -- Assumed Contracts
Schedule 1.1A -- Seller Intellectual Property
Schedule 1.1C -- Inventory on Hand by Stock Room
Schedule 1.1D -- Property, Plant & Equipment Schedule
Schedule 1.1I -- Accounts Receivable Aging Report
Schedule 1.1J -- Prepaid Assets
Schedule 1.3B -- Deferred Revenue
Schedule 1.3D -- Open Purchase Orders from Customers
Schedule 2.2  -- Purchase Order Commitment Report
Schedule 2.5  -- Purchase Price Allocation
Schedule 8.1  -- Transferred Employees